Exhibit 99.1

VSee Health, Kwajalein Atoll Government, US Coast Guard Cadets Launch Sea Ambulance Telehealth for Improved USA Veteran Access to Healthcare

BOCA RATON, Fla., October 16, 2024 – VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive telehealth services that customize workflow streams and enhance patient care, in collaboration with the Kwajalein Atoll Local Government (KALGOV) and Kwajalein Atoll Sustainability Laboratory (KASL), is proud to announce the successful demonstration of a groundbreaking telehealth initiative aimed at improving healthcare access for Marshallese veterans who served in the US military, and residents of the Kwajalein Atoll. This innovative project leverages Starlink satellite technology and VSee Health’s telemedicine solution to provide virtual doctor consultations aboard a boat ambulance. The demonstration was concluded on Friday, 25 July 2024.

“This telehealth initiative marks a significant step forward in our efforts to enhance healthcare services for our community,” said Mayor HIrata J. Kabua, Kwajalein Atoll. “By leveraging advanced technology, we can ensure that our residents, especially our veterans, receive the medical attention they need, when they need it. We are excited about the positive impact this project will have on our healthcare system.”

KASL Executive Director Scott Paul remarked, “An old proverb says, ‘Drijo im Ukoj’ or ‘achieving our common goals through the collective efforts of everyone.’ I’m grateful to everyone who has contributed to this demonstration. The potential of this initiative to give our people access to better healthcare even in the most remote locations within the Atoll and the Pacific is a true testament to what we can accomplish when we work together to make a change for the better.”

Eric Rasmussen, MD, KASL Research Director commented, “I’ve worked in war zones and disaster sites all over the world, and this telemedicine capability from VSee is the most robust I’ve seen. It will save lives out here.”

“We are thrilled to partner with the Kwajalein Atoll Government to bring this advanced telehealth solution to the region,” said Milton Chen, CEO of VSee Health. “Our goal is to bridge the healthcare gap and provide US military veterans and residents with access to quality medical care, no matter where they are.”

Demonstrating Offshore Telehealth Capability and Ease of Use

Using a mounted Starlink satellite and a VSee Telemedicine Kit, the demonstration showcased the sea-going ambulance boat’s ability to connect with healthcare professionals on land, providing critical support for medical emergencies and routine consultations alike. The Kit included a laptop with plug-and-play digital medical devices such as USB stethoscope, otoscope, and ECG monitoring for live-streaming medical device images and data to the remote physician. During the remote patient examination, physicians in Hawaii, Washington, and Florida also observed via VSee in "Medical Apprentice" mode - where groups of physicians can observe and comment about a live physician-patient encounter.

To demonstrate the ease of use of VSee solutions, two freshmen American Coast Guard Academy cadets were brought on board to test the solution. After less than 30 minutes of training on the VSee telemedicine equipment, the cadets were able to show full competence by performing a remote physical exam and consultation on a Marshallese veteran from the U.S. Army who was on board the vessel.

Challenges of Accessing Healthcare in Remote Regions

Kwajalein Atoll faces unique healthcare challenges due to its remote location and limited medical resources. The main island, Ebeye, is home to approximately 10,000 people and is the only island with a hospital and qualified healthcare professionals. Of the roughly 90 outer islands around the Atoll, perhaps a dozen are permanently inhabited, some of which have as few as twenty inhabitants and do not have access to any trained health personnel. The introduction of VSee Health’s telehealth solution will enable these inhabitants to connect with doctors on Ebeye Island, anywhere in the United States, and anywhere in the world. This real-time connectivity ensures that patients receive timely and expert medical consultations, regardless of location within the atoll and even on a boat in the lagoon.

This initiative is expected to significantly enhance the overall healthcare infrastructure of the Kwajalein Atoll, ensuring that no one is left without access to essential medical services.

About KASL

The Kwajalein Atoll Sustainability Laboratory (KASL) is a Marshallese non-profit, non-governmental field experimentation site supported by the US Office of Naval Research (ONR) to explore climate-adaptive ideas.

About VSee Health

VSee Health is a software-as-a-service (SaaS) platform that enables clinicians and enterprises to create their telehealth workflows without programming. VSee Health’s system allows a telehealth mobile app to be created or a telehealth system to be integrated into existing hospital operations in days.

With a focus on patient disease state telemedicine and turnkey billing services, VSee Health has integrated an intensive care, critical care and neuro solution, powered by iDoc Telehealth Solutions, as its initial module for the VSee Health software platform. This technology encompasses a set of integrated telehealth technologies and a team of neurointensivists, neurologists, and tele-radiologists that treat and coordinate care for acutely ill patients 24/7/365 in the neurointensive care unit (Neuro-ICU), cardiac surgery intensive care unit (CS-ICU) and the intensive care unit (ICU) for stroke, brain trauma and a wide range of neurological conditions. For more information, please visit www.vseehealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Investor Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

Media Contact:

VSee Health

Anne Chang

626-513-1824

media@vsee.com